UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 24, 2014 (November 21, 2014)

NewLink Genetics Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-35342	42-1491350
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2503 South Loop Drive Ames, IA		50010
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (515) 296-5555

Not applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 - Other Events

Item 8.01.    Other Events.

On November 24, 2014, the Company announced that it had entered into an exclusive worldwide license agreement with Merck, known as MSD outside the United States and Canada, to research, develop, manufacture, and distribute the Company’s investigational rVSV-EBOV (Ebola) vaccine candidate. The vaccine candidate, originally developed by the Public Health Agency of Canada (PHAC), is currently being evaluated in Phase I clinical trials. Clinical trials are being conducted at the Walter Reed Army Institute of Research (WRAIR), the National Institutes of Health (NIH) and in a WHO-coordinated collaborative effort in Switzerland, Germany, Kenya and Gabon.
Under the terms of the agreement, Merck will be granted the exclusive rights to the rVSV-EBOV vaccine candidate, as well as any follow-on products. The vaccine candidate is under an exclusive licensing arrangement with BioProtection Systems, a wholly-owned subsidiary of NewLink Genetics and licensee of PHAC. Under these license arrangements, the PHAC retains non-commercial rights pertaining to the vaccine candidate. The Company will receive payments of $50 million, comprised of $30 million in an upfront payment upon the execution of the agreement, and $20 million upon the initiation of effectiveness trials for the licensed vaccine, which are expected to commence no later than the first quarter of 2015. The Company will also be eligible to receive tiered royalties on sales of the vaccine in certain markets, subject to certain conditions.
The press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Section 9 - Financial Statements and Exhibits

Item 9.01.              Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit Number	Description
99.1	Press Release, dated November 24, 2014, entitled “Merck and NewLink Genetics Enter into Licensing and Collaboration Agreement for Investigational Ebola Vaccine”.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated:    November 24, 2014

NewLink Genetics Corporation

By:	/s/ John B. Henneman III
John B. Henneman III
Its:	Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description
99.1	Press Release, dated November 24, 2014, entitled “Merck and NewLink Genetics Enter into Licensing and Collaboration Agreement for Investigational Ebola Vaccine”.